EXHIBIT 99.3

Oglethorpe Power Corporation

(An Electric Membership Corporation)
Offer to Exchange up to
$350,000,000
6.10% First Mortgage Bonds, Series 2009 A due 2019
CUSIP No. 677050 AE6
Which Have Been Registered Under the Securities Act of 1933 for
All Outstanding Unregistered
6.10% First Mortgage Bonds, Series 2009 A due 2019
CUSIP No. 677050 AD8

To Registered Holders and Depository Trust Company Participants:

        We are enclosing herewith the materials listed below relating to the offer (the "Exchange Offer") by Oglethorpe Power Corporation (An Electric Membership Corporation), a Georgia electric membership corporation (the "Company"), to exchange up to $350,000,000 aggregate principal amount of its 6.10% First Mortgage Bonds, Series 2009 A due 2019 (the "Exchange Bonds"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for $350,000,000 aggregate principal amount of its outstanding unregistered 6.10% First Mortgage Bonds, Series 2009 A due 2019 (the "Original Bonds"), upon the terms and subject to the conditions set forth in the Prospectus dated                        , 2009 and the related Letter of Transmittal. The terms of the Exchange Bonds are substantially identical (including principal amount, interest rate and maturity) to the terms of the Original Bonds for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Bonds are freely transferable by holders thereof. The Company will accept for exchange any and all Original Bonds properly tendered according to the terms of the Prospectus and the related Letter of Transmittal.

        Enclosed herewith are copies of the following documents:

  1.
  Prospectus dated                        , 2009;

  2.
  Letter of Transmittal;

  3.
  Notice of Guaranteed Delivery;

  4.
  Instruction to Registered Holder and/or Depository Trust Company Participant from Beneficial Owner; and

  5.
  Letter to Clients, which may be sent to your clients for whose account you hold Original Bonds in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client's instruction with regard to the Exchange Offer.

        WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                        , 2009 UNLESS EXTENDED BY THE COMPANY.

        Consummation of the Exchange Offer is subject to certain conditions described in the Prospectus; however, the Exchange Offer is not conditioned upon any minimum number of Original Bonds being tendered.

        To participate in the Exchange Offer, certificates for Original Bonds, together with a duly executed and properly completed Letter of Transmittal or facsimile thereof, or a timely confirmation of a book-entry transfer of such Original Bonds into the account of U.S. Bank National Association (the "Exchange Agent"), at the book-entry transfer facility, with any required signature guarantees, and any other required documents, must be received by the Exchange Agent by the Expiration Date as indicated in the Prospectus and Letter of Transmittal.

        Pursuant to the Letter of Transmittal, each tendering holder of Original Bonds (a "Holder") will represent to the Company that (i) any Exchange Bonds acquired in exchange for Original Bonds tendered hereby will have been acquired in the ordinary course of business of the person receiving such Exchange Bonds, whether or not such person is the Holder, (ii) neither the Holder of such Original Bonds nor any such other person is engaged in or intends to engage in, nor has an arrangement or understanding with any person to participate in, the distribution of such Exchange Bonds, and (iii) neither the Holder of such Original Bonds nor any such other person is an "affiliate," as such term is defined in Rule 405 under the Securities Act, of the Company. If the Holder is a broker-dealer that will receive the Exchange Bonds for its own account in exchange for the Original Bonds, it represents that (a) the Original Bonds to be exchanged for the Exchange Bonds were acquired by it as a result of market-making activities or other trading activities and (b) that it did not purchase its Original Bonds from the Company or any of its affiliates and acknowledges that it will deliver a prospectus in connection with any resale or transfer of such Exchange Bonds; however, by so acknowledging and by delivering a Prospectus, the Holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        The enclosed Instruction to Registered Holder and/or Depository Trust Company Participant from Beneficial Owner contains an authorization by beneficial owner of Original Bonds held by you to make the foregoing representations and warranties on behalf of such beneficial owner.

        The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent for the Exchange Offer) in connection with the solicitation of tenders of Original Bonds pursuant to the Exchange Offer. The Company will not pay any transfer taxes applicable to the transfer and exchange of Original Bonds pursuant to the Exchange Offer.

        If the Holders of the Original Bonds wish to tender, but it is impracticable for them to forward their Original Bonds prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus and Letter of Transmittal.

        Any inquiries you may have relating to the procedure for tendering or withdrawing tenders may be addressed to, and additional copies of the enclosed materials may be obtained from the Exchange Agent at:

U.S. Bank National Association
West Side Flats Operations Center
Attention: Specialized Finance
60 Livingston Avenue
Mail Station—EP-MN-WS2N
St. Paul, Minnesota 55107-2292

        All other questions regarding the Exchange Offer should be addressed to Director of Capital Markets at the Company at telephone number (770) 270-7600.

Very truly yours,
OGLETHORPE POWER CORPORATION

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF EITHER THE COMPANY OR THE EXCHANGE AGENT IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.